Exhibit 10.3

September 7, 2013

Mr. John Bendoraitis

Dear John:

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), we would like to take this opportunity to confirm the terms of our offer of employment. We are enthusiastic about having you join Spirit.

Your title will be Senior Vice President and Chief Operating Officer, and you will report to B. Ben Baldanza, President and CEO. Your annualized base salary will be $320,000. This offer is contingent upon your passing required Company and TSA background checks as well as your signing and returning this letter to us no later than September 14, 2013 and commencing employment on or prior to October 15, 2013 or a date mutually agreeable. Our Human Resources Department will be in touch with you to coordinate pre-employment arrangements.

You will be eligible to participate in the Company’s Performance Incentive Plan (PIP) for 2013 pro rata based upon your start date in the year, and thereafter on the same terms as other senior officers of the Company. Your PIP target percentage will be 70% of base salary. The PIP can pay out up from 0% to 200% of target for 2013.

You will be granted an initial equity-based incentive award having a grant date face value of $1,350,000, in the same form as for 2013 grants to other senior officers and subject to the terms and conditions of the Company’s equity incentive award plan. Our equity incentive award design for senior officers provides that such amount be split 50/50 between Restricted Stock Units, vesting in equal annual installments over a four-year period, and Performance Share Units, which are settled in shares after a three-year measurement period commencing January 1, 2013. You also will be eligible to receive an annual equity incentive award in 2014, which will be on the same basis and terms as such 2014 annual awards for other senior officers (currently, a $450,000 target value). The foregoing is intended as a general description of such awards, and is qualified in its entirety by reference to the corresponding award agreements, the Company’s equity incentive award plan and, in the case of 2014 awards, a future action by our compensation committee, acting in its discretion.

In addition, within 15 days following your start date, you will receive a signing bonus of $115,000. To assist with your relocation to South Florida, the Company is prepared to reimburse you for up to $60,000 in relocation expenses that are documented in reasonable detail (provided that, within this allowance, individual expenses of $500 or less, and aggregating not more than $10,000, need not be documented). You hereby agree to repay to the Company upon demand and in full the sum of such signing bonus amount and any aggregate amount paid or reimbursed to you by the Company for relocation if you voluntarily terminate employment with the Company at any time within 12 months following your start date.

On your start date, you will be eligible for Company-sponsored employee benefits, including medical, life, dental, and vision insurance and participation in flexible benefits plan. Depending on the benefits selected, there may be an employee contribution. In addition, you and your immediate family

Exhibit 10.3

will be eligible for positive space airline travel privileges on Spirit. You also will receive travel privileges on other specified airlines subject to their policies and their respective agreements with the Company.

You will be eligible to participate in the Company’s 401K Plan and will be provided with Company-paid long term disability insurance, according to the terms and conditions of those plans.

You will receive three weeks paid vacation per year.

This position qualifies you for participation in the Spirit Airlines Executive Severance Plan. In addition, you will be covered by the Company’s D&O insurance policy.

You represent and warrant that in performing services for the Company, you will not use or disclose any confidential information of any prior employer or other person or entity. You further represent that you have not taken or brought with you any confidential, proprietary or potentially trade secret information from any prior employer or other person or entity for use at the Company, and that you are able to fully and effectively perform your job functions for the Company without resort to, or reliance on, any such confidential information of any prior employer or other person or entity.

Should you have any questions, please do not hesitate to let us know. I look forward to you joining our team as we build the best Ultra Low Cost Carrier in the Americas.

Sincerely,

SPIRIT AIRLINES, INC.                Agreed & Accepted,

/s/ B. Ben Baldanza                    /s/ John Bendoraitis
Name:    B. Ben Baldanza                John Bendoraitis
Title:    President and CEO

2